Exhibit 99.1

SLIDE REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

- Gross Premiums Written in the Fourth Quarter Grew 56.7% Year-over-Year to $618.5 Million -

- Fourth Quarter Net Income More than Doubled Year-over-Year to $170.4 Million; $1.23 Diluted Earnings Per Share -

- Combined Ratio Improved to 38.0% -

Tampa, Florida – February 24, 2026 – Slide Insurance Holdings, Inc. (“Slide” or the “Company”) (Nasdaq: SLDE) today reported results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Highlights

-
Gross premiums written grew 56.7% to $618.5 million, compared to $394.6 million in the prior-year period.
-
Total policies in force at the end of the period are 493,532, the average premium per residential policy is $3,670 and the average premium per commercial residential policy is $143,213
-
Total revenue increased 45.5% to $347.0 million, compared to $238.5 million in the prior-year period.
-
Net income more than doubled to $170.4 million, compared to $75.1 million in the prior-year period. Diluted earnings per share for the fourth quarter of 2025 was $1.23.
-
Loss ratio of 8.3%, compared to 26.3% in the prior-year period.
-
Combined ratio of 38.0%, compared to 60.9% in the prior-year period as a result of a decrease in hurricane and non-hurricane weather losses.

“We delivered exceptional results in the fourth quarter and for the full year 2025, providing us with significant momentum entering 2026,” said Bruce Lucas, Chairman and Chief Executive Officer of Slide. “We generated meaningful growth on both a top-line and bottom-line basis, once again demonstrating the strength of our business model and our disciplined underwriting. As we progress through 2026, we remain focused on our long-term growth strategy and further strengthening our market position. We will continue to expand into new catastrophe exposed markets while maintaining our prudent underwriting standards. Combined with our ongoing investments in our team and in consistently enhancing our tech platform, we remain well-positioned to deliver sustainable growth and create long-term value for our shareholders.”

Fourth Quarter 2025 Operating Results

Gross premiums written were $618.5 million, a 56.7% increase compared to $394.6 million in the prior-year period, driven by the acquisition of additional policies from Citizens, as well as relatively consistent renewal rates of existing written policies.

Policies in force as of December 31, 2025 were 493,532, compared to 351,707 as of September 30, 2025 and 343,056 as of December 31, 2024. Sequentially, growth was primarily driven by the acquisition of additional policies from Citizens.

Net premiums earned grew 45.4% to $326.6 million, compared to $224.6 million in the prior-year period, while total revenue of $347.0 million was a 45.5% increase compared to $238.5 million in the prior-year period. Growth was driven by the assumption of policies from Citizens and renewals of existing written policies.

Losses and loss adjustment expenses (LAE) incurred, net were $27.1 million (there were no incurred losses from named storms during the period), a $32.0 million improvement compared to $59.1 million (inclusive of catastrophe losses of $32.1 million from Hurricane Debby, Helene and Milton) in the prior-year period. Loss ratio improved to 8.3%, compared to 26.3% in the prior-year period, primarily due to a decrease in catastrophe losses from hurricane and non-hurricane weather activity.

Policy acquisition and other underwriting expenses were $42.3 million, compared to $29.1 million in the prior-year period. The increase was driven by greater policies in force on a year-over-year basis, as well as continued investment in enhancing the Company's technology.

General and administrative expenses were $51.4 million, compared to $45.7 million in the prior-year period, due primarily to the additional staffing to support the Company’s growth in policies in force.

Combined ratio improved to 38.0%, compared to 60.9% in the prior-year period, due to greater net premiums earned from increased policies in force and a lower level of catastrophe losses from hurricane and non-hurricane weather activity.

Net income grew 126.9% to $170.4 million, compared to $75.1 million in the prior-year period. Diluted earnings per share for the fourth quarter of 2025 was $1.23 and return on equity was 16.4%.

Full Year 2025 Highlights

Gross premiums written were $1.80 billion, a 34.6% increase compared to $1.33 billion in the prior year. Net premiums earned grew 36.2% to $1.08 billion, compared to $792.4 million in the prior year. Growth was the result of a combination of organic and inorganic growth opportunities in the Company's target coastal market.

Total revenue of $1.16 billion increased 36.5%, compared to $846.8 million in the prior year.

Losses and loss adjustment expenses (LAE) incurred, net were $235.5 million (there were no incurred losses from named storms during the period), a $103.8 million improvement compared to $339.3 million (inclusive of catastrophe losses of $87.9 million from Hurricane Debby, Helene and Milton) in the prior year, as a result of lower hurricane and non-hurricane related weather losses.

Policy acquisition and other underwriting expenses were $139.4 million, compared to $86.0 million in the prior year, largely due to increased PIF throughout the year.

General and administrative expenses were $175.8 million, compared to $137.5 million in the prior year, due primarily to support the Company's continued growth.

Combined ratio improved to 52.1%, compared to 72.3% in the prior year.

Net income grew 120.7% to $444.0 million, compared to $201.1 million in the prior year. Diluted earnings per share for 2025 was $3.36 and return on equity was 57.4%.

Full Year Outlook

The Company initiated its financial outlook for full year 2026, reflecting accelerating momentum across the company.

The Company expects to generate full year gross written premiums in the range of $1.85 billion to $1.95 billion.

Top-line growth is expected to be driven primarily by sustained organic expansion, including double-digit increases in policies in force and premium outside of Florida, complemented by selective growth opportunities within Florida that meet our return threshold.

The Company expects to generate full year net income in the range of $455 million to $470 million.

Key Ratios

In this press release we discuss certain key ratios, described below, which provide useful information about our business and the operational factors underlying our financial performance.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses incurred, net to net premiums earned.

Policy acquisition expense ratio is the ratio, expressed as a percentage, of policy acquisition expenses and other underwriting expenses to net premiums earned.

Expense ratio, expressed as a percentage, is the ratio of policy acquisition and other underwriting expenses, general and administrative expenses, and other operating expense to net premiums earned.

Combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

Return on equity, expressed as a percentage, is a ratio of net income on an annualized basis as a percentage of average beginning and ending shareholders’ equity during the period.

Webcast and Conference Call

Slide will hold a conference call to discuss financial results tomorrow, February 25, 2026, at 8:30 am Eastern Time. A live webcast of the conference call will be available at ir.slideinsurance.com. The dial-in number for the conference call is (877) 407-9208 (toll-free) or (201) 493-6784 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at ir.slideinsurance.com for one year following the call.

Forward-Looking Statements

Statements in this press release and the Company’s earnings call that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “aim,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology and relate, without limitation, to the Company’s beliefs and expectations regarding the Company’s (i). projections of future financial performance, (ii) growth strategies, (iii) business trends, (iv) sustainable, long-term growth, including the drivers of such growth, (v) competitive advantages, (vi) ability to achieve top-line growth and margin expansion and create long-term value for its shareholders, (vii) underwriting profitability, and (viii) capitalization and profitability. These statements are only predictions based on Slide’s current expectations and projections about future events and are not guarantees of actual results, level of activity, performance or achievements. Although Slide believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, there are important factors that could cause the Company’s actual results, level of activity, performance or achievements to differ materially from those anticipated in any forward-looking statements, including, among others, our limited operating history; the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic conditions, including declining consumer confidence, inflation, high unemployment and the threat of recession; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; performance of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission.

Any forward-looking statement made by Slide in this press release and the earnings call speak only as of the date on which it is made. Slide undertakes no obligation to update any forward-looking statement, whether as a result of new information, actual results, revised expectations or otherwise, except as may be required by law.

About Slide

Slide is a technology-enabled insurance company that makes it easy for homeowners to choose the right coverage for their unique needs and budgets. Slide's cutting-edge technology leverages artificial intelligence and big data to optimize and streamline every part of the insurance process. Based in Tampa, FL, Slide was founded by Bruce and Shannon Lucas, insurance insiders with a deep understanding of how technology can be applied to achieve better underwriting outcomes. For more information, please visit https://www.slideinsurance.com.

Contacts

Investors

ir@slideinsurance.com

Media

Rachel Carr

Chief Marketing Officer

press@slideinsurance.com

Slide Insurance Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands)

	For the Three Months Ended December 31, (in thousands)
	2025	2024
Revenues:
Gross premiums written	$618,489	$394,607
Change in unearned premiums	(176,186)	(70,388)
Gross premiums earned	442,303	324,219
Ceded premiums earned	(115,729)	(99,623)
Net premiums earned	326,574	224,596
Net investment income	18,476	12,561
Policy fees	1,815	1,497
Other income	142	(201)
Total revenue	$347,007	$238,453
Expenses:
Losses and loss adjustment expenses incurred, net	27,092	59,088
Policy acquisition and other underwriting expenses	42,313	29,090
General and administrative expenses	51,432	45,667
Interest expense	892	789
Depreciation expense	1,357	1,060
Amortization expense	1,901	1,960
Total expenses	$124,987	$137,654
Net income before income tax expense	222,020	100,799
Income tax expense	51,633	25,706
Net income	$170,387	$75,093
Weighted average shares outstanding (in thousands)
Basic	123,780	56,224
Diluted	138,252	121,185
Earnings per share
Basic	$1.38	$1.34
Diluted	$1.23	$0.62

Slide Insurance Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollar amounts in thousands)

	2025	2024
Revenues:
Gross premiums written	$1,795,516	$1,333,864
Change in unearned premiums	(304,301)	(236,564)
Gross premiums earned	1,491,215	1,097,300
Ceded premiums earned	(411,687)	(304,861)
Net premiums earned	1,079,528	792,439
Net investment income	66,417	47,061
Policy fees	8,243	6,550
Other income	1,713	764
Total revenue	$1,155,901	$846,814
Expenses:
Losses and loss adjustment expenses incurred, net	235,462	339,293
Policy acquisition and other underwriting expenses	139,375	85,970
General and administrative expenses	175,750	137,507
Interest expense	3,631	3,754
Depreciation expense	4,850	2,447
Amortization expense	7,594	7,868
Total expenses	$566,662	$576,839
Net income before income tax expense	589,239	269,975
Income tax expense	145,281	68,850
Net income	$443,958	$201,125
Weighted average shares outstanding (in thousands)
Basic	93,373	56,224
Diluted	131,958	121,137
Earnings per share
Basic	$4.75	$3.58
Diluted	$3.36	$1.66

Slide Insurance Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except per share and par value amounts)

	2025	2024
ASSETS
Invested assets:
Fixed-maturity securities, available-for-sale, at estimated fair value (amortized costs: $580,122 and $464,585, respectively and allowance for credit losses: $0 and $0 respectively)	$589,720	$464,966
Other investments, net	4,000	4,548
Total invested assets	$593,720	$469,514
Cash and cash equivalents	1,201,210	493,409
Restricted cash	786	631
Restricted cash - variable interest entity	480,972	295,802
Accrued interest income	7,281	5,569
Assumed premiums receivable	34,290	10,284
Premiums receivable, net of allowance for credit loss of $3,294 and $2,295, respectively	90,576	47,642
Reinsurance recoverable on paid losses, net of allowance for credit loss: $0 and $0, respectively	16,183	—
Reinsurance recoverable on unpaid losses, net of allowance for credit loss: $0 and $0, respectively	146,128	341,051
Prepaid reinsurance premiums	202,748	148,288
Deferred tax assets	18,332	17,371
Deferred policy acquisition costs	93,728	65,046
Property and equipment, net	11,585	13,578
Right-of-use lease asset, operating	8,476	8,390
Intangibles, net	99	7,692
Goodwill	2,603	2,603
Prepaid expenses	8,932	4,192
Other assets	816	865
Total assets	$2,918,465	$1,931,927
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss and loss adjustment expense reserves	$439,715	$595,487
Unearned premiums	1,000,611	696,310
Commissions payable	9,049	8,254
Advanced recoveries on reinsurance	—	4,844
Deferred revenue	90	90
Reinsurance premiums payable	160,330	70,452
Long-term debt, net	33,687	39,190
Interest rate swap liability	62	117
Income taxes payable	93,555	43,943
Advanced premiums	30,518	12,051
Premium tax liabilities	5,075	1,206
Accounts payable and accrued expenses	19,768	13,858
Lease liability, operating	9,649	9,063
Other liabilities	3,115	3,903
Total liabilities	$1,805,224	$1,498,768
Shareholders’ equity:
Common Stock (par value $0.01, 1,500,000,000 shares authorized, 123,889,446 and 56,224,168 issued and outstanding at December 31, 2025 and December 31, 2024, respectively)	1,239	562
Preferred stock (par value $0.01, 150,000,000 shares authorized, 0 and 51,374,125 issued and outstanding at December 31, 2025 and December 31, 2024, respectively)	—	514
Additional paid-in capital	351,688	122,607
Accumulated other comprehensive income (loss), net of taxes	7,165	285
Retained earnings	753,149	309,191
Total shareholders’ equity	$1,113,241	$433,159
Total liabilities and shareholders’ equity	$2,918,465	$1,931,927

Slide Insurance Holdings, Inc.

Supplemental Information

	Three Months Ended December 31, (in thousands)		Year Ended December 31, (in thousands)
Revenue	2025	2024	2025	2024
Gross premiums written	$618,489	$394,607	$1,795,516	$1,333,864
Policy fees	1,815	1,497	8,243	6,550
Total revenue	$347,007	$238,453	$1,155,901	$846,814
Net income	$170,387	$75,093	$443,958	$201,125
Key Ratios
Loss ratio	8.3%	26.3%	21.8%	42.8%
Policy acquisition expense ratio	13.0%	13.0%	12.9%	10.8%
Expense ratio	29.7%	34.6%	30.3%	29.5%
Combined ratio	38.0%	60.9%	52.1%	72.3%
Return on equity	16.4%	18.7%	57.4%	60.0%

	December 31, 2025 (in thousands)		December 31, 2024 (in thousands)
Total Assets	$	2,918,465	$	1,931,927
Shareholders' Equity		1,113,241		433,159
Total common and preferred shares outstanding		123,889		56,224